PURCHASE AND SALE AGREEMENT

BETWEEN

CRI HOTEL INCOME PARTNERS, L.P.
a Delaware limited partnership

AS SELLER

AND

MOHAMMAD BASHIR
AS BUYER

July 12, 2013

 PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of the 12th day of July, 2013 (the "Effective Date"), by and between CRI HOTEL INCOME PARTNERS, L.P., a Delaware limited partnership ("Seller"), having an office at 11200 Rockville Pike, Suite 300, Rockville, Maryland 20852, and MOHAMMAD BASHIR, an individual resident of the State of Minnesota, or assigns as provided in Paragraph 10.3 hereof ("Buyer"), having an office at 5739 Lyndale Avenue South, Minneapolis, MN 55419.

ARTICLE I
PURCHASE AND SALE

1.1    Agreement of Purchase and Sale. Subject to the terms and on the conditions set forth in this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase the following any and all of Seller’s right, title and interest in the following:

(a)
that land situated in Plymouth, Hennepin County, Minnesota, more particularly described on Exhibit A, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 is referred to collectively as the "Land");

(b)
the buildings, structures, fixtures and other improvements on the Land, including, without limitation, that certain hotel facility ("Hotel") having approximately 113 guest rooms commonly known as the "Plymouth Days Inn Hotel", and related facilities and improvements (collectively, the "Improvements");

(c)
all of Seller's right, title and interest in and to all tangible personal property upon the Land or within the Improvements, and other items of personal property used exclusively in connection with the operation of the Land and the Improvements including, without limitation, Seller's interest as lessee with respect to any such tangible personal property (the property described in clause (c) of this Section 1.1 is referred to collectively as the "Personal Property");

(d)
all of Seller's right, title and interest in and to (i) all assignable service, equipment, supply and maintenance contracts and agreements (collectively, the "Service Contracts") listed and described on Exhibit B (the "Service Contracts Schedule"), relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of "Closing" (as such term is defined in Section 4.1), and (ii)  all assignable existing warranties and guaranties issued to Seller in connection with the Improvements or the Personal Property (the property described in clause (e) of this Section 1.1 is referred to collectively as the "Intangibles");

(e)
all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality, including, without limitation, those with respect to use, utilities, building, fire, life safety, traffic and zoning (collectively, the "Licenses");

(f)
all of Seller's right, title and interest in and to all inventories of supplies used in connection with the operation of the Hotel, including, without limitation, paper goods, brochures, office supplies, soap, gasoline, fuel oil, and other operational and guest supplies currently located at the Hotel, subject to depletions, replacements and additions in the ordinary course of operating the Hotel

(provided that Seller shall maintain its normal replenishment and replacement expenditures for such inventories until the date of Closing), and subject to any applicable transfer and use restrictions set forth in the Service Contracts (collectively, the "Inventory");

(g)
to the extent in the possession or control of Seller, the books, records, files, guest registers, maintenance records, rental and reservation records, and any customer or frequent guest lists of Seller in connection with the operation and maintenance of the Hotel (collectively, the "Books"), exclusive of (i) original Books which Seller desires to retain, provided that Seller provides copies thereof to Buyer, (ii) Seller's income tax and accounting records, and (iii) any other materials that Seller is not entitled to transfer, assign or deliver to Buyer under the Hotel Management Agreement or the Franchise Agreement (both as hereinafter defined);

(h)
the advance reservations and bookings for the Hotel, as the same may be amended, canceled and renewed (the "Reservations") and advance deposits made in respect thereof (the "Reservation Deposits"); and

(i)
all of Seller's right, title and interest in and to all intangible personal property relating to ownership and operation of the Property and the goodwill pertaining thereto, to the extent assignable, but excluding the name "Days Inn" and all websites and domains used exclusively for the Hotel which are owned and controlled by Seller or Manager (as hereinafter defined) (the property described in clause (j) of this Section 1.1 is referred to as the "Intellectual Property").

1.2    Property Defined. The Property described in Section 1.1 is referred to collectively as the "Property."

1.3    Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, permitted exceptions pursuant to Article II (collectively, the "Permitted Exceptions").

1.4     Purchase Price. Seller shall sell and Buyer shall purchase the Property for a total of Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00) (the "Purchase Price").

1.5    Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as provided for in this Agreement, shall be payable in full to Seller at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Title Company in writing to Buyer prior to the Closing.

1.6    Deposit. Within two (2) business days of the Effective Date, Buyer shall deposit with Guaranty Commercial Title, Inc. (the "Title Company"), having its office at 520 Nicollet Avenue Suite 400 Minneapolis, MN 55402, Attention: Wendy Ethen, the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the "First Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer. If Buyer does not exercise the right to terminate this Agreement in accordance with Section 2.3 or Section 3.2, Buyer shall, on or before the last date of the Inspection Period (as such term is defined in Section 3.1), deposit with the Title Company the additional sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the "Second Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer as an additional deposit under this Agreement. The Title Company shall hold the First Deposit and the Second Deposit in an interest-bearing account in accordance with the terms and conditions of an escrow agreement entered into among Seller, Buyer and Title Company simultaneously with the execution of this Agreement. The First Deposit and the Second Deposit, together with all interest earned on such sums, are referred to collectively as the "Deposit." All interest accruing on such sums shall become a part of the Deposit and shall be distributed as Deposit in accordance with the terms of this Agreement. If Buyer does not duly terminate this Agreement pursuant to Section 3.2 prior to the end of the Inspection Period and fails to deliver the Second

Deposit to the Title Company within one (1) business day following the end of the Inspection Period, this Agreement shall terminate automatically on the last day of the Inspection Period, Title Company shall deliver the Deposit to Seller promptly thereafter and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

1.7    Delivery to Title Company. Upon mutual execution of this Agreement, the parties shall deposit an executed copy of this Agreement with Title Company for execution and this Agreement shall (along with such supplementary instructions not inconsistent with this Agreement as either party hereto may deliver to Title Company) serve as escrow instructions to Title Company for the consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

ARTICLE II
TITLE AND SURVEY

2.1     Title Examination; Commitment for Title Insurance. Buyer shall, at its own cost and expense, obtain and deliver to Seller from the Title Company (as hereinafter defined), an ALTA title insurance report (the "Title Commitment") covering the Property. Buyer shall have until the date (the "Title Exam Deadline") which is thirty (30) days after it receives the Title Commitment to review the Title Commitment and at Closing obtain from the Title Company an owner's policy of title insurance in the full amount of the of the Purchase Price pursuant to Section 2.4.

2.2    Survey. During the Inspection Period, Buyer may order, at its own cost and expense, a survey of the Property (the “Survey”) and shall instruct the surveyor to deliver a copy of the Survey to Seller and the Title Company simultaneously with its delivery to Buyer. Seller has previously delivered a copy of Seller's existing survey of the Property.

2.3    Title Objections; Cure of Title Objections. Buyer shall have until the expiration of the Title Exam Period to notify Seller, in writing, of such objections as Buyer may have to anything contained in the Title Commitment or the Survey. Any item contained in the Title Commitment or any matter shown on the Survey to which Buyer does not object prior to the Title Exam Deadline shall be deemed a Permitted Exception. In the event Buyer shall notify Seller of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. Within fifteen (15) days after receipt of Buyer's notice of objections, Seller shall notify Buyer in writing whether Seller elects to attempt to cure such objections. If Seller elects to attempt to cure, and provided that Buyer shall not have terminated this Agreement in accordance with Section 3.2, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the date for Closing set forth in Section 4.1. If Seller elects not to cure any objections specified in Buyer's notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Buyer shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Buyer which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Buyer, and thereafter neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Buyer that Seller does not intend to attempt to cure any title objection; or if, having commenced attempts to cure any objection, Seller later notifies Buyer that Seller will be unable to effect a cure thereof, Buyer shall, within five (5) days after such notice has been given, notify Seller in writing whether Buyer shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii) of this Section 2.3.

2.4    Conveyance of Title. At Closing, Seller shall convey and transfer to Buyer such title to the Property as will enable Title Company to issue to Buyer, at Buyer's expense, an ALTA owner's policy of title insurance (the "Title Policy") covering the Property, in the full amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject only to the following matters, which shall be deemed to be Permitted Exceptions:

(a)	the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(b)
local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(c)
rights of utility companies to maintain pipes, poles, cables and wires over, on or under the street and/or the part of the Property next to the street or running to or serving any building or improvement on the Property;

(d)	applicable zoning ordinances;

(e)	the title matters set forth on Exhibit C attached hereto;

(f)	matters listed in Schedule B, Section II of the Title Commitment to which Buyer does not object pursuant to this Article II;

(g)	any and all matters that might have been shown on a survey if Buyer does not order a survey, except to the extent the same were raised as Title Objections to the Title Commitment;

(h)	all matters created by or on behalf of Buyer, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Buyer; and

(i)
items appearing of record or shown on the Survey, general and specific plans and planned development permits, and, in either case, not objected to by Buyer or waived or deemed waived by Buyer in accordance with Sections 2.3 or 2.5.

2.5    Pre-Closing "Gap" Title Defects. Buyer may, at or prior to Closing, notify Seller in writing of any objections to title between (a) the expiration of the Inspection Period and (b) the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Buyer shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Buyer before the expiration of the Inspection Period. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed sixty (60) days after the date for Closing set forth in Section 4.1. Seller shall not, after the Effective Date, subject the Property to or permit or suffer to exist any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Buyer's prior written consent.

ARTICLE III

INSPECTION PERIOD; FINANCING PERIOD; CERTAIN AGREEMENTS

3.1    Right of Inspection. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on the date which is thirty (35) days thereafter (hereinafter referred to as the "Inspection Period"), Buyer shall have the right to make a physical inspection of the Property and to examine at such place or places at the Property designated by Seller, or elsewhere as the same may be located, any operating files maintained by Seller or Manager in connection with the operations, current maintenance and management of the Property, including, without limitation, Service Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials, but excluding materials not directly related to the operations, current maintenance or management of the Property such as, without limitation, Seller's internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, elective or confidential information. Buyer understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours' prior written notice to Seller and in the presence of Seller or its representative. Such physical inspection shall not unreasonably interfere with the use of the Property by Seller or its tenant or Hotel guests nor shall Buyer's inspection damage the Property in any respect. Such physical inspection shall not be invasive in any respect (unless Buyer obtains Seller's prior written consent, not to be unreasonably withheld), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Buyer with respect to inspections or tests on the Property, Buyer shall restore the Property to a condition which is as near to its original condition as existed prior to any such inspections or tests. Seller shall cooperate with Buyer in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Buyer shall not contact any tenant or guests of the Property without obtaining Seller's prior written consent and shall not disrupt Seller's or any tenant's activities on the Property. Buyer agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys' fees actually incurred) damages or injuries arising out of or resulting from the inspection of the Property by Buyer or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Buyer. Seller has delivered to Buyer or made the same available for reviewing, to the extent in Seller’s or Manager’s possession, custody or control, but excluding any and all confidential and proprietary information of Seller and Manager, the following:

1.	Copies of the Service Contracts, and agreements for any leased items of personal property.

2.	To the extent in Seller's possession, copies of all Licenses.

3.	A list of Reservations.

4.
The monthly and annual financial and operating statements for the Property for the current calendar year (including audited statements, if available), and, to the extent in Seller's possession or reasonably available to Seller, for the previous three (3) calendar years.

5.	Copies of receipts for all personal property taxes and ad valorem taxes and special assessments assessed against the Property for the current calendar year and prior three calendar years.

6.	To the extent available, a complete list of all warranties and guaranties.

7.	Copies of any environmental assessments and health reports for the Property in Seller's possession

8.	Copies of any parking, structural, mechanical or other engineering reports or studies related to the Property in Seller's possession.

9.	A copy of Seller's title insurance policy and Survey

10.	A schedule of pending litigation affecting the Property.

11.	A copy of the most recent STAR Report.

12.	Copies of any zoning and utility letters affecting the Property.

13.	Any and all surveys, to the extent in the Seller’s possession or control.

3.2    Right of Termination. In the event Buyer determines (such determination to be made in Buyer's sole discretion) that the Property is not suitable for its purposes, Buyer shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Buyer gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Deposit shall be returned to Buyer. If Buyer fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Buyer shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the terms of this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

3.3    Financing Period. It is expressly understood that this Agreement is subject to the Buyer’s ability to obtain, at its sole cost and expense, acceptable financing for the acquisition of the Property (the “Loan”). From the Effective Date and continuing for a period of seventy (70) days (the “Financing Period”), Buyer shall seek to obtain, at its sole cost and expense, the Loan. Buyer shall submit a written application to obtain the Loan to a bona fide lender within ten (10) days of the Effective Date and shall authorize said lender to confirm in writing to Seller that lender has received said application. If Buyer fails to apply for the Loan as provided herein, then at Seller’s option this Agreement shall be null and void and the Deposit shall be returned to Buyer. If Buyer does not receive the Loan in form and substance satisfactory to Buyer, Buyer shall have the right to terminate this Agreement by giving written notice to that effect to Seller and the Title Company. If Buyer exercises such right to terminate under this prior to the expiration of the Financing Period, this Agreement shall terminate and be of no further force and effect, and the Deposit, together with any interest thereon, shall be paid to Buyer and the parties shall have no further rights or obligations to the other except as otherwise expressly provided in this Agreement. If the Buyer exercises such right of termination after the expiration of the Financing Period, this Agreement shall terminate and be of no further force and effect, and the Deposit, together with any interest thereon, shall be delivered to the Seller and the parties shall have no further rights or obligations to the other except as otherwise expressly provided in this Agreement.

3.4    Hotel Management Agreement. The Property is subject to a Hotel Management Agreement (as amended, the "Hotel Management Agreement") dated as of March 1, 2008 by and between Seller and Oak Hotels, Inc. (“Manager”). The Hotel Management Agreement will be terminated as of the Closing Date.

3.5    Franchise Agreement. The Property is subject to that certain License Agreement (as amended and assigned, the "Franchise Agreement") dated as of January 31, 1992 by and between Seller and Days Inn Worldwide, Inc. (“Licensor”). The Franchise Agreement will be terminated as of the Closing Date.

ARTICLE IV
CLOSING

4.1    Time and Place. The Parties shall conduct an escrow closing (the "Closing") on or before the date which is eighty (80) days after the Effective Date or such later date as the same may be extended to pursuant to Section 2.3 or 2.5 (the "Closing Date"). Buyer may specify a Closing Date by written notice to Seller at least seven (7) business days in advance of said date. In the event the Closing does not occur on or before the Closing Date, the Title Company shall disburse the Deposit as provided herein, and neither party shall have any further obligation hereunder except as expressly set forth herein. At Closing, Seller and Buyer shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions to the obligations of Seller and Buyer to close. The Closing shall occur through an escrow with the Title Company, whereby the Seller, Buyer and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

4.2    Seller's Obligations at Closing. Not less than one business day prior to Closing, Seller shall deliver to Title Company:

(a)
a duly executed warranty deed (the “Deed”) in the form of Exhibit D, conveying the Land and Improvements, subject only to the Permitted Exceptions; the warranty of title in the Deed will be only as to claims made by, through or under Seller and not otherwise;

(b)	two (2) duly executed counterparts of a bill of sale (the “Bill of Sale”) in the form of Exhibit E;

(c)
two (2) duly executed counterparts of an assignment and assumption agreement with respect to the Service Contracts, License, Security Deposit, other Intangibles and the Intellectual Property, in the form of Exhibit F (the “Assignment of Service Contracts, Security Deposit, Intangibles and Intellectual Property”);

(d)	such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(e)
two (2) duly executed counterparts of an affidavit by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form of Exhibit G (the “FIRPTA Affidavit”);

(f)
the Service Contracts and Licenses, if any, in the possession of Seller or Seller's agents, together with such property files and records which are material in connection with the continued operation, leasing and maintenance of the Property which will remain at the Property on the Closing Date;

(g)	such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement;

(h)	certificate(s) or registration of title for any vehicle owned by Seller and used in connection with the Property;

(i)
such agreements, affidavits or other documents as may be required by the Title Company to issue the title policy to Buyer subject only to the Permitted Title Exceptions and to eliminate such standard exceptions and to issue such endorsements thereto which may be eliminated and issued under applicable State law and which are customarily required by institutional investors purchasing property comparable to the Property; and

(j)	a closing statement ("Closing Statement") reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

At the Closing, Seller shall deliver to Buyer possession and occupancy of the Property subject to the Permitted Exceptions. Buyer shall cooperate with Seller for a period of seven (7) years after the Closing in case of Seller's need in response to any legal requirements, tax audits, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing.

4.3    Buyer's Obligations at Closing. At or prior to Closing, Buyer shall deliver to Title Company:

(a)
 the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5, it being agreed that at Closing the Deposit shall be applied towards payment of the Purchase Price;

(b)	two (2) duly executed counterparts of the instruments described in Sections 4.2(b) and 4.2(c);

(c)	such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

(d)	such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement; and

(e)	the Closing Statement.

4.4    Title Company's Obligations at Closing. At Closing, Title Company shall:

(a)	deliver to Seller the Purchase Price by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Title Company prior to the Closing;

(b)	record and file the Deed in the Official Records of Hennepin County, Minnesota.

(c)	deliver to each of Seller and Buyer one (1) fully executed counterpart original of the instruments described in Sections 4.2(b) and 4.2(c);

(d)
deliver to Seller and Buyer the Closing Statement prepared by Title Company and approved by Seller and Buyer. The parties will endeavor to cause the Title Company to submit a preliminary draft of the Closing Statement not less than two (2) business days prior to Closing.

4.5    Apportionments. The following apportionments shall be made between Seller and Buyer as of 11:59 P.M. local time at the Property, on the day immediately preceding the Closing Date (the "Apportionment Date"). Where applicable, the apportionments shall be made by the Buyer and Seller pursuant to Section 4.17.

(a)	Any tour agents' and travel agents' commissions with respect to the Hotel.

(b)
General real estate taxes, water or sewer rates and charges (if not metered), personal property taxes, or any other governmental tax or charge levied or assessed against the Property (collectively, the "Taxes"), relating to the Property for the year in which Closing occurs. If the Closing shall occur before the actual Taxes for the year of Closing are known, the apportionment of Taxes shall be upon the basis of the latest available tax rates and assessed value of the Property, provided that, if the Taxes for the year of Closing are thereafter determined to be more or less than the Taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Buyer promptly (but no later than the date that is thirty (30) days from and after the date that the final invoices for taxes for the Property for the year in which the Closing occurs are issued by the applicable taxing authority, except in the case of an ongoing tax protest) shall adjust the proration of such Taxes, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment. Further, if Seller undertakes a tax protest with respect to all or any portion of the Taxes for the year in which Closing occurs or any previous year, any refund relating to any previous year shall be the property of Seller, and any refund relating to the year in which Closing occurs shall be prorated as of the Apportionment Date. All Taxes assessed for periods after the date of Closing shall be paid by Buyer.

(c)
With respect to electricity, telephone, television, cable television, gas, water and sewer services that are metered and other utilities (collectively, the "Utilities"), Seller shall endeavor to have the respective companies providing the Utilities read the meters for the Utilities on or immediately prior to the Apportionment Date. Seller shall be responsible for all charges based on such final meter reading, and Buyer shall be responsible for all charges thereafter. If such readings are not obtainable, then, until such time as readings are obtained, charges for all Utilities for which readings were not obtained shall be prorated as of the Apportionment Date based upon the per diem rate obtained by using the last period and bills for such Utilities that are available. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the date of Closing falls, and Seller or

Buyer, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

(d)	Room charges as to the Hotel for the night commencing on the Apportionment Date and ending on the morning of the date of Closing shall be split equally between the parties.

(e)	Seller shall receive full reimbursement from Buyer at Closing for each of the following items:

(i)
prepaid fees or other charges for transferable licenses, advertising expenses, permits, telephone equipment, telephone rental, or other items, if any, to the extent the rights to such prepaid fees or other charges are assigned by Seller to Buyer at Closing; and

(ii)	transferable deposits with companies providing Utilities, if any, to the extent the rights to such transferable deposits are assigned by Seller to Buyer at Closing.

(f)	Amounts prepaid or payable under any Service Contracts.

(g)
Such other items as are customarily provided and adjusted in the sale of a hotel (including, without limitation, promotional items and trade advertising due bills) shall be apportioned between Seller and Buyer.

4.6    Accounts Receivable and Accounts Payable. As and when the same are received by Buyer, Buyer shall pay Seller the full amount of all accounts receivable outstanding as of the Closing Date owing from any present guests of the Hotel incurred during that guest’s present stay, and room charges for all guests of the Hotel for the night before the Closing Date as provided in Section 4.5(d). Said accounts receivable are hereinafter referred to as the “Accounts Receivable.” Buyer is not purchasing any of the receivables of the Hotel, including without limitation, the Accounts Receivable; provided, however, Buyer shall receive a credit to the Purchase Price in an amount equal to one-half (1/2) of the room charges referred to Section 4.5(d). Seller and Buyer agree to cooperate after the Closing Date to undertake all accountings and to make available all books, records, information and financial statements to facilitate proper collection and payment of all Accounts Receivable. If a party shall collect Accounts Receivable due and owing to the other party, such party will immediately pay over such Accounts Receivable to the other party.

4.7    Operating Expenses. All operating expenses, costs and charges with respect to the Hotel, excluding real estate taxes and assessments ("Operating Expenses") shall be apportioned and adjusted as of the Closing Date. Seller shall be responsible for all Operating Expenses which have accrued or become due prior to the Closing Date, and Buyer shall be responsible for all Operating Expenses which have accrued on and subsequent to the Closing Date. Seller and Buyer agree to cooperate after the Closing Date to undertake all accountings and to make available all books, records, information and financial statements to ensure proper allocation and payment of Operating Expenses. All Operating Expenses shall be read and finalized, if reasonably possible, at the Closing Date. Seller and Buyer agree to notify all payees of the closing as soon as possible after the Closing Date. With respect to any Operating Expenses which are not determined as of the Date of Closing, as soon as the exact amount of such charges or expenses can be determined, Seller and Buyer, if appropriate, shall readjust the amount of such Operating Expenses to be paid by each party with the result that Seller shall pay for those expenses and charges attributable to Seller, and Buyer shall pay for those expenses and charges attributable to Buyer.

4.8    House Banks; Reserve. The sale of the Hotel does not include cash, checks and other funds, including till money, house banks, and notes, securities and other evidence of indebtedness held at the Hotel as of the Apportionment Date, nor does it include balances on deposit to the credit of Seller or its agent, with banking institutions (collectively, the "House Banks"), or any other funds, operating accounts or reserves held by or on Seller's behalf.

4.9    Reservation and Other Deposits. On the date of Closing, the aggregate amount of any Reservation Deposits or other advance payments and deposits (as determined by Buyer and Seller) received by Seller (which shall be retained by Seller) shall be credited against the Purchase Price. Buyer shall execute a receipt for any Reservation Deposits or other advance payments and deposits for which Buyer receives a credit against the Purchase Price, and shall indemnify and hold Seller harmless from and against all claims by, and liabilities to, future guests pertaining to the application or return of the Reservation Deposits or other advance payments and deposits for which Buyer receives a credit against the Purchase Price, in accordance with this Section 4.9.

4.10    Safes and Baggage. On the date of Closing, Seller shall cause the delivery to Buyer of all of Seller's keys, if any, to the safes in the Hotel. Any contents in the safes remaining in the hands of Buyer shall be the responsibility of Buyer, and Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any liability therefor. On the date of Closing, representatives of Buyer and Seller shall take an inventory of all baggage, valises and trunks checked or left in the care of Seller. From and after the date of Closing, Buyer shall be responsible for all baggage listed in said inventory, and Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any liability therefor.

4.11    Employees. Seller has no employees at the Property. Buyer shall assume no liability or responsibility for Manager’s employees. The parties acknowledge that all employees of the Hotel are employees of Manager and not of Seller.

4.12    Property Not Included In Sale. The following shall not be included in the Property to be sold hereunder:

(a)
Tax deposits, utility deposits and other deposits, except for transferable utility deposits, which are to be apportioned as herein provided, and except for Reservation Deposits which are credited against the Purchase Price in accordance with Section 4.9.

(b)
Accounts receivable. Seller shall retain such accounts receivable, and Buyer shall use commercially reasonable efforts to collect same, but Buyer will not be obligated to institute any lawsuit or other collection procedures to collect any accounts receivables. If any of the same are collected by Buyer, Buyer promptly shall pay over to Seller the amount thereof.

4.13    Settlement of Apportionments. If the computation of the apportionments and adjustments described in this Article IV shows that a net amount is owed by Seller to Buyer, such amount shall be credited against the Purchase Price as provided for in Section 1.5. If such computation shows that a net amount is owed by Buyer to Seller, such amount shall be paid by wire transfer to Seller by Buyer on the Closing Date in addition to the payment of the cash portion of the Purchase Price to be made by Buyer under Section 1.5.

4.14    Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction (b)  one-half (1/2) of any escrow fee which may be charged by the Title Company; and (c) the all real estate transfer fees and taxes imposed on or in connection with the recordation of the Deed. Buyer shall pay (u) the fees of any counsel representing Buyer in connection with this transaction; (v) the standard coverage portion of the premium for the owner's policy of title insurance to be issued to Buyer by the Title Company at Closing, the costs of any endorsements and any premiums for any extended coverage portion of the owner's policy of title insurance to be issued to Buyer by the Title Company at Closing and all other Title Company fees and charges; (w) the cost of the Survey; (x) all other state, county and city transfer, recordation, sales, use, excise, documentary or similar taxes and recording fees and costs in connection with the transfer of the Property; (y) the fees for recording the deed conveying the Property to Buyer; and (z) one-

half (1/2) of any escrow fees charged by Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.15    Utility Services and Deposits. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company not assigned to Buyer pursuant to the provisions hereof, and Seller shall notify each utility company serving the Property to terminate Seller's account, effective on the Closing Date.

4.16    Post-Closing Collections and Adjustments. Concurrently with the Closing, representatives of Seller and Buyer shall cause a preliminary closing statement to be prepared reflecting their respective closing costs, the apportionments, the payment of the Purchase Price and all other terms of this Agreement affecting or relating to the amount of and adjustments to the consideration to be paid for the Property. In the event either Buyer or Seller becomes aware of any item in the closing statement which requires adjustment as a result of new information or the ascertainment of actual amounts for items which are the subject of estimates at Closing, it shall promptly advise the other in writing and provide such supporting documentation as shall reasonably be required. Upon the ninetieth (90th) day following the date of Closing, or earlier upon mutual agreement of the parties, Buyer or Seller, as the case may be, shall make such additional payment or refund as shall be required by the aggregate of any such post-Closing adjustments (including, without limitation, adjustments resulting from collection of accounts receivable), and a final closing statement shall be prepared to reflect such revisions, subject only to subsequent adjustments provided for in Section 4.5. In addition, if accurate allocations cannot be made at Closing or on the final closing statement because current bills are not then obtainable (as, for example, in the case of utility bills or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the Closing. Any revenue received or expense incurred by Seller or Buyer with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. This provision shall not merge with the Deed delivered hereunder but shall survive Closing.

4.17    Closing Statement. On the day of or on the day prior to the day of Closing, Buyer and Seller shall make such inventories, examinations and audits of the Hotel, and of the books and records of the Hotel, as Buyer and Seller may deem necessary, make the apportionments, adjustments and prorations required under this Agreement. Buyer and Seller shall make the apportionments described in this Article IV, except as specifically set forth to the contrary herein. The determination shall be used in the preparation of the Closing statement which will show the net amount of apportionments and adjustments due either to Seller or to Buyer as the result of the prorations and credits specified in this Article IV.

4.18    Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Buyer in its sole discretion:

(a)	Seller shall have delivered to Buyer all of the items required to be delivered to Buyer pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(b)
All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Buyer).

(c)
Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing, including but not limited to, those provided for in Section 5.4.

4.19    Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)	Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b)	Buyer shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c)	All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d)	Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the date of Closing.
ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer as of the Effective Date:

(a)
Organization and Authority. Seller has been duly organized and is validly existing under the laws of Delaware. Seller has the full right and authority to enter into this Agreement and, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. The execution and delivery of, and the performance by Seller of its obligations under this Agreement do not, and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller. Seller has not applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, admitted in writing its inability to pay its debts as they become due, made a general assignment for the benefit of its creditors, filed a voluntary petition or commenced a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), been adjudicated a bankrupt or insolvent, failed to controvert in a timely and appropriate manner, or acquiesced in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or taken any corporate or partnership action for the purpose of effecting any of the foregoing.

(b)
Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending, or to Seller's knowledge, threatened against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof, could materially and adversely affect the business, financial position or results of operations of Seller or the Property, or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

(c)	No Leases. To Seller's knowledge, there are no leases or occupancy agreements to which Seller is a party affecting the Property.

(d)	Condemnation. No condemnation proceedings relating to the Property are pending or to Seller's Knowledge, threatened.

(e)
Service Contracts. To Seller's actual knowledge, Exhibit B identifies all Service Contracts and agreements for any leased items of Personal Property (exclusive of any purchase orders with respect to hotel supplies, operating equipment, items relating to repairs, maintenance and replacement, and similar items ordered and delivered in the ordinary course of business, except to the extent that any of the foregoing involves contracts for significant goods or services to be provided on an ongoing basis). To Seller's knowledge, Seller has performed all of its obligations thereunder in all material respects, and is not in default thereunder in any material respect.

(f)
Violations. To Seller's actual knowledge, Seller has received no written notice that the use and operation of the Property is not in full compliance with applicable building codes, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations, and Seller has not received prior to the Effective Date any written notification from any governmental or public authority (i) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.

(g)
Taxes. To Seller's best knowledge, all federal, state and local employment taxes, payroll taxes, excise taxes, occupancy or entertainment taxes, ad valorem taxes, sales or use taxes and real property (including secured personal property) taxes and assessments due and payable as of the date of this Agreement in connection with the ownership or operation of the Hotel have been paid. All such taxes due and payable as of the date of Closing will be timely paid by Seller.

(h)
Insurance Notices. Seller has not received prior to the Effective Date any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

(i)
Environmental Matters. Except as set forth in any environmental assessment reports in Seller's possession and delivered to Buyer, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of, or remediation obligations under any, environmental statutes, ordinances or regulations affecting the Property.

(j)
Labor Matters. Neither Seller nor Manager is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property.

(k)
Financial Information. To Seller's knowledge, all of Seller's financial information delivered or made available to Buyer ("Financial Information") is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated. Since the date of the last financial statement included in Seller's Financial Information, there has been no material adverse change in the financial condition or in the operations of the Property.

(l)	Wells. Seller represents that, to the best of Seller’s actual knowledge, there are no wells located at the Property.

(m)	Storage Tanks. Seller represents that, to the best of Seller’s actual knowledge, there are no underground or above ground storage tanks of any size or type located on the Property.

(n)	Methamphetamine Production. To the best of Seller’s knowledge, methamphetamine production has not occurred on the Property.

5.2    Survival of Seller's Representations and Warranties. The express representations and warranties made by Seller in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is six (6) months after the date of the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

5.3    Change in Representation/Waiver. Notwithstanding anything to the contrary contained herein, Buyer acknowledges that Buyer shall not be entitled to rely on any representation made by Seller in this Article V to the extent, prior to or at Closing, Buyer shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Buyer determines prior to Closing that there is a material breach of any of the representations and warranties made by Seller above or learns of any pending legal proceedings or administrative actions or any violations of existing laws, ordinances, regulations and building, codes affecting the Property which would otherwise enable Buyer to terminate this Agreement in accordance with its terms, then Buyer may, at its option, by sending to Seller written notice of its election either (i) terminate this Agreement or (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter. In the event Buyer terminates this Agreement for the reasons set forth above, the Deposit shall be immediately refunded to Buyer and neither Buyer nor Seller shall thereafter have any other rights or remedies hereunder other than as specifically stated otherwise. In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Buyer, to the extent that, prior to the Closing, Buyer discovers or learns of information (from whatever source, including, without limitation the property manager, as a result of Buyer’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Buyer nevertheless consummates the transaction contemplated by this Agreement.

5.4    Covenants of Seller. Seller hereby covenants with Buyer as follows:

(a)
From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to cause Manager to operate and maintain the Property in a manner generally consistent with the manner in which it has been operated and maintained prior to the date hereof.

(b)
Seller and Manager shall have the right to make and accept reservations for use of the Hotel's rooms, banquet and restaurant facilities and meeting and convention facilities (and accept cancellations of such Reservations) in the ordinary course of business at Seller's customary rates and charges and Buyer agrees to honor and assume all such Reservations following Closing.

(c)
After the expiration of the Inspection Period, without the consent of Buyer (which shall not be unreasonably withheld or delayed), Seller shall not enter into any Service Contracts which are not terminable within thirty (30) days and which would require Buyer (as Seller’s successor in interest) to make payments accruing after the Closing Date in the aggregate amount of $5,000 or more.

(d)	Seller shall not release or modify any warranties and guaranties, if any, except with the prior written consent of Buyer.

(e)	Seller shall cause to be paid prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.
5.5    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller:

(a)
Buyer has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Buyer's obligations hereunder, and all requisite action necessary to authorize Buyer to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Buyer is authorized to do so. The execution and delivery of, and the performance by Buyer of its obligations under this Agreement do not, and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer, or result in the creation of any lien or other encumbrance on any asset of Buyer. Buyer has not applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, admitted in writing its inability to pay its debts as they become due, made a general assignment for the benefit of its creditors, filed a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), been adjudicated a bankrupt or insolvent, failed to controvert in a timely and appropriate manner, or acquiesced in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or taken any corporate or partnership action for the purpose of effecting any of the foregoing.

(b)
There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending, or to Buyer's knowledge, threatened against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c)
Buyer has funds available to it (including cash, other liquid assets and debt available for the within transaction) sufficient to pay the Purchase Price and otherwise fulfill Buyer's obligations under this Agreement.

(d)
The execution, delivery and performance by Buyer of this Agreement will not (i) conflict with, or result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, indenture, lease, license, permit, agreement or other instrument or obligation to which Buyer is a party or by which it is or may be bound, or (ii) violate any law, order, rule, regulation, judgment, order, decree, writ or injunction applicable to Buyer.

5.6    Covenants of Buyer. Buyer hereby covenants with Seller that Buyer shall, in connection with its investigation of the Property during the Inspection Period and subject to Seller's consent to any invasive testing (not to be unreasonably withheld), inspect the Property for the presence of hazardous substances, and shall furnish to Seller copies of any reports received by Buyer in connection with any such inspection. Buyer hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller arising from the presence of hazardous substances on the Property. Buyer shall also furnish to Seller copies of any other reports received by Buyer relating to any other inspections of the Property conducted on Buyer's behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (42 U.S.C. 12101, et seq., if applicable).
ARTICLE VI
DEFAULT
6.1    Default by Buyer. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER's ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER's DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER's INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS HEREOF.
     SELLER:                                                                           BUYER:
6.2    Default by Seller. In the event that Seller breaches in any material respect any of its obligations or representations or warranties contained in this Agreement, or fails to consummate this Agreement for any reason other than Buyer's default or the permitted termination of this Agreement by Seller or Buyer as herein expressly provided, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to execute the documents required to convey the Property to Buyer, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except as provided above, Buyer expressly waives its rights to seek damages in the event of Seller's default hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.
ARTICLE VII
RISK OF LOSS

7.1    Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller's option, assigns to Buyer all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Buyer, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

7.2    Major Damage. In the event of a "major" loss or damage, either Seller or Buyer may terminate this Agreement by written notice to the other party, in which event the Deposit shall be returned to Buyer. If neither Seller nor Buyer elects to terminate this Agreement within ten (10) days after Seller sends Buyer written notice of the occurrence of major loss or damage, then Seller and Buyer shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Buyer all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Buyer, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

7.3    Definition of "Major" Loss or Damage. For purposes of Sections 7.1 and 7.2, "major" loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Buyer, equal to or greater than Five Percent (5%) of the Purchase Price, and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Buyer does not give notice to Seller of Buyer's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Buyer shall be deemed to have approved the architect selected by Seller.

ARTICLE VIII
COMMISSIONS
8.1    Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller has agreed to pay to Marcus & Millichap (the "Broker") at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker. Except for the foregoing, Seller and Buyer represent and warrant, each to the other, that they have not engaged or acted through any other broker in connection with this transaction. Each party agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing or earlier termination of this Agreement.
ARTICLE IX
DISCLAIMERS AND WAIVERS

9.1    No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its agents to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report or in verbal communication.

9.2    Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER's LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER's INVESTIGATIONS, AND EXCEPT PURSUANT TO THIS AGREEMENT BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER's OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER's OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR

ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. BUYER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF BUYER AND SELLER SHALL NOT BE LIABLE TO BUYER FOR SUCH CLEAN-UP, REMOVAL OR REMEDIATION. AS PART OF THE PROVISIONS OF THIS SECTION 9.2, BUT NOT AS A LIMITATION THEREON, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND BUYER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OF REGULATIONS.

ARTICLE X
MISCELLANEOUS

10.1    Confidentiality. Buyer and its representatives shall hold in confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Buyer may disclose such data and information to the employees, consultants, accountants and attorneys of Buyer provided that such persons agree in writing to treat such data and information confidentially. In the event this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Deposit to Buyer, such Deposit shall not be returned to Buyer unless and until Buyer has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach by Buyer or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Buyer or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing.

10.2    Discharge of Obligations. The acceptance of the Deed by Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.3    Assignment. Buyer may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion, except that Buyer may assign all or any portion of its rights hereunder at Closing to one or more Affiliates (as hereinafter defined) of Buyer without the consent of Seller, however, any such assignment shall not relieve Buyer of its obligations under this Agreement. For purposes hereof, any entity in which Buyer or any entity controlling, controlled by, or under common control with Buyer shall be deemed an “Affiliate.”

10.4    Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) nationally recognized overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) email transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of email transmission, as of the date of the email transmission. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	CRI Hotel Income Partners, L.P. 11200 Rockville Pike, Suite 300 Rockville, MD 20852 Attention: Michael F. Murphy Telephone: 301.231.0221 Email: mmurphy@crimail.com; meck@crimail.com

If to Buyer:	Mohammad Bashir
5739 Lyndale Avenue South
Minneapolis, MN 55419
Email: mb111067@aol.com

10.5    Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Buyer.

10.6    Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.7    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time at the Property.

10.8    Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.9    Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.10    Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Buyer shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Buyer with respect to the Property. The provisions of this Section 10.10 shall survive Closing.

10.11     Counterparts; Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. Facsimile signatures on this Agreement shall be same as original signatures for all purposes.

10.12    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.13    Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND BUYER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED. BUYER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.13 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.14    No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party (including, without limitation, Title Company and Broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.15    Exhibits. The exhibits, which are attached to this Agreement, are incorporated in and shall be deemed to be an integral part of this Agreement. Notwithstanding anything to the contrary contained herein, the Exhibits identified above may be separately delivered by Seller to Buyer within ten (10) days after the date hereof. The delivery of the Exhibits after the execution and delivery of this Agreement shall not in any manner affect the validity of this Agreement.

10.16    Captions. References in this Agreement to "Section" are to the numbered Sections herein. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.17    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.18    Termination of Agreement. It is understood and agreed that if either Buyer or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Buyer from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.19    No Personal Liability of Seller. No member or manager of Seller, no officer, director or partner of a member or manager of Seller, no disclosed or undisclosed principal of Seller and no person in any way affiliated with Seller shall have any personal liability with respect to this Agreement, any instrument delivered by Seller at the Closing or the transaction contemplated hereby, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process.

10.20    Title Company’s Agreement. Title Company is executing this Agreement to confirm its agreement to serve as escrow agent hereunder in accordance with the terms set forth in this Agreement and the separate escrow agreement referenced in Section 1.6.

10.21    Bulk Sales. Buyer and Seller shall cooperate each with the other to satisfy the requirements of the Minnesota Uniform Commercial Code Bulk Sales requirements, as set forth in the Minnesota Uniform Commercial Code.

[Signature page follows immediately]

 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

CRI HOTEL INCOME PARTNERS, L.P.,
a Delaware limited partnership

By:     CRICO Hotel Associates I, L. P.,
its General Partner

          By:    C.R.I., Inc., its General Partner

By:
Name:
Title:

BUYER:

Mohammad Bashir

TITLE COMPANY:

GUARANTY COMMERCIAL TITLE, INC.

By:
Name:
Title:

EXHIBIT A

Legal Description

EXHIBIT B

List of Service Contracts

EXHIBIT C

Title Matters

1.	Real estate taxes, a lien not yet due and payable and all general and special assessments.

2.
Local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.

3.	Drainage and utility easement(s) as shown on the recorded plat of Plymouth Freeway Center.

4.	Easement for drainage and utility purposes in favor of the City of Plymouth as contained in Quit Claim Deed dated October 12, 1976, filed of record December 27, 1976, as Document No. 1203481.

5.
Easement for highway purposes in favor of the State of Minnesota as contained in Final Certificate dated February 24, 1954, filed of record May 7, 1954, as Document No. 422578 (Torrens) and as Document No. 2871705, in Deed Book 1995, Page 451 (Abstract).

6.	Easement for electrical transmission system in favor of Northern States Power Company as contained in Final Certificate dated March 13, 1970, filed of record March 25, 1970, as Document No. 965911.

7.
Terms and conditions of easement for ingress and egress purposes in favor of Plymouth Freeway Center, a partnership, as contained in Easement Agreement dated August 17, 1976, filed of record August 30, 1976, as Document No. 1188499.

8.	Restrictions contained in Quit Claim Deed dated August 2, 1968, filed of record August 21, 1968, as Document No. 918387.

9.	Matters disclosed by the plat of a survey made by Advance Surveying & Engineering Co. dated February 15, 2008, as Drawing No. 080027:

a.	Walkway to easterly adjacent property from subject property

b.	Fire hydrant in the southeasterly corner of the subject property.

EXHIBIT D

Form of Warranty Deed

DEED TAX DUE: __________                DATE:

FOR VALUABLE CONSIDERATION, CRI HOTEL INCOME PARTNERS, L.P., a limited partnership under the laws of Delaware (“Grantor”), hereby conveys and warrants to ________________________, a ________________________(“Grantee”), real property in Hennepin County, Minnesota, legally described as follows:

See Exhibit A attached hereto and made a part hereof.

Check here if all or part of the described property is Registered (Torrens) ☑

together with all hereditaments and appurtenances belonging thereto, subject to the following exceptions:

See Exhibit B attached hereto and made a part hereof.

Check applicable box:

☐	The Seller certifies that the Seller does not know of any wells on the described property.

☐	A well disclosure certificate accompanies this document.

☐
I am familiar with the property described in this instrument and I certify that the status and number of wells on the described real property have not changed since the last previously filed well disclosure certificate.

[Signature Pages Follow]

CRI HOTEL INCOME PARTNERS, L.P.,
a Delaware limited partnership

By:     CRICO Hotel Associates I, L. P.,
its General Partner

          By:     C.R.I., Inc., its General Partner

                    By:
                    Name:
                   Title:

STATE OF MARYLAND        )
) ss.
COUNTY OF    MONTGOMERY    )

This instrument was acknowledged before me on _________________, 20__, by ________________________, the ____________________ of C.R.I., Inc., the general partner of ______________, the general partner of CRI Hotel Income Partners, L.P., a Delaware limited partnership, on behalf of the limited partnership.

(Seal, if any)                __________________________________
                            Notary Public

THIS INSTRUMENT WAS DRAFTED BY:            TAX STATEMENTS FOR THE REAL PROPERTY
DESCRIBED IN THIS INSTRUMENT SHOULD BE
SENT TO:

EXHIBIT A - LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT B - PERMITTED ENCUMBRANCES

EXHIBIT E

BILL OF SALE

BILL OF SALE, dated as of                 , 20__, by CRI Hotel Income Partners, L.P., a Delaware limited partnership ("Grantor") to ____________________________________________("Grantee").

In consideration of Ten Dollars ($10.00) and other valuable consideration to Grantor in hand paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, Grantor has sold, conveyed, transferred, assigned, and delivered, and by this Bill of Sale does sell, convey, transfer, assign and deliver to Grantee, its successors and assigns, forever, all of the right, title and interest of Grantor in and to all machinery, equipment, furnishings, and all other tangible personal property owned by Grantor and situated on or upon or used in connection with the land described in Exhibit A attached hereto and made a part hereof, or any part thereof, (collectively, the "Personalty"), and Grantor warrants that the Personalty is free of liens and encumbrances.

TO HAVE AND TO HOLD, unto Grantee, its successors and assigns, FOREVER, and Grantor warrants specially the Personalty granted hereby against any party claiming or to claim by, through or under Grantor.

1.    Grantor hereby covenants that, from time to time after the delivery of this instrument, at Grantee's request and without further consideration, Grantor will execute and deliver, or will cause to be executed and delivered, all further conveyances, transfers, assignments, and assurances as reasonably may be required to convey, transfer to and vest in Grantee any of the Personalty.

2.     Grantor hereby assigns, transfers and conveys to Grantee any and all rights it may have under any manufacturer’s or vendor’s warranties, guarantees, or contracts relating to the Personalty and agrees to execute any and all further documents as may be necessary now or in the future in order to transfer and convey such rights to Grantee.

3.    Grantee, by its acceptance of the Personalty conveyed hereby, acknowledges that such Personalty is being conveyed in its present "as is" condition and that Grantor makes no representation or warranty with respect to the physical condition of the Personalty, its merchantability or its fitness for a particular use.

IN WITNESS WHEREOF, Grantor has caused this Bill of Sale to be signed by its duly authorized representative as of the date first above written.

CRI HOTEL INCOME PARTNERS, L.P.,
a Delaware limited partnership

By:     CRICO Hotel Associates I, L. P.,
its General Partner

          By:     C.R.I., Inc., its General Partner

                    By:
                    Name:
                   Title:

,

By:
Name:
Title:

EXHIBIT “A”
(Legal Description)

EXHIBIT F

ASSIGNMENT AND ASSUMPTION
OF SERVICE CONTRACTS, SECURITY DEPOSIT, LICENSES
INTANGIBLES AND INTELLECTUAL PROPERTY

As of _____________________, 20__, CRI HOTEL INCOME PARTNERS, L.P., a Delaware limited partnership ("Assignor"), in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, paid by a limited partnership ("Assignee"), does hereby sell, convey and assign unto Assignee, its successors and assigns, all of the Assignor's right, title and interest in and to any and all:

1.	Service Contracts
All written agreements pertaining to the use and operation of the real property described in Exhibit A attached hereto and made a part hereof and the buildings or other structures located thereon (the "Property"), all to the extent assignable, other than insurance. A list of the Service Contracts is attached hereto as Exhibit B.

2.	Licenses
All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality, including, without limitation, those with respect to use, utilities, building, fire, life safety, traffic and zoning (collectively, the “Licenses”).

3.	Intellectual Property
All of Seller's right, title and interest in and to all intangible personal property relating to ownership and operation of the Property and the goodwill pertaining thereto, to the extent assignable, but excluding the name "Days Inn" and all websites and domains used exclusively for the Hotel.

Assignee hereby assumes Assignor's right, title and interest under the Service Contracts, Licenses and Security Deposits, and agrees to keep, observe and perform all the terms, covenants and conditions contained therein and in this Assignment.

Assignee covenants to hold Assignor harmless from and indemnify Assignor for any claim, loss, damage, cost or expense (including reasonable attorneys' fees) that Assignor may incur from and after the date hereof as a result of the failure of Assignee to perform any of its obligations under the Service Contracts, Licenses and Security Deposits accruing from and after the date hereof.

Assignor covenants to hold Assignee harmless from and indemnify Assignee for any claim, loss, damage, cost or expense (including reasonable attorneys' fees) that Assignee may incur from and after the date hereof as a result of the failure of Assignor to perform any of its obligations under the Service Contracts, Licenses and Security Deposits accruing before the date hereof.

Assignor and Assignee each agree to execute and deliver to the other such further agreements and instruments as may be necessary or appropriate to effectuate this Assignment.

This Assignment may be executed in counterparts, each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

EXECUTED by their duly authorized representatives on                 , 2013.

ASSIGNOR:

CRI HOTEL INCOME PARTNERS, L.P.,
a Delaware limited partnership

By:     CRICO Hotel Associates I, L. P.,
its General Partner

          By:     C.R.I., Inc., its General Partner

                    By:
                    Name:
                   Title:

ASSIGNEE:

By:
Name:
Title:

EXHIBIT G

FIRPTA AFFIDAVIT

RE:
Transfer from CRI Hotel Income Partners, L.P. (“Seller”), a Delaware limited partnership, to _____________________________________, of the improved real property known as the ___________________ and located in Plymouth, Hennepin County, Minnesota.

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Woodwinds, the undersigned hereby certifies the following on behalf of Woodwinds:

1. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Seller’s U.S. employer identification number is             ; and

3. Seller’s office address is c/o                                     .

Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, we declare that we have examined this certification and to the best of our knowledge and belief it is true, correct, and complete, and we further declare that we have authority to sign this document on behalf of Seller.

Executed as of               , 20_.
CRI HOTEL INCOME PARTNERS, L.P.,
a Delaware limited partnership

By:     CRICO Hotel Associates I, L. P.,
its General Partner

          By:     C.R.I., Inc., its General Partner

By:
Name:
Title: